================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   ----------

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                 SCHEDULE 13D/A

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 13)*

                                   ----------

                              iSTAR FINANCIAL INC.
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.001
                         (Title of Class of Securities)

                                   85569R 104
                                 (CUSIP Number)

                                   ----------

                                JEROME C. SILVEY
                         STARWOOD CAPITAL GROUP, L.L.C.
                              591 WEST PUTNAM AVE.
                               GREENWICH, CT 06830
                            TELEPHONE: (203) 422-7000
          (Name, Address, and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                   ----------

                                    Copy to:

                            CARMEN J. ROMANO, ESQUIRE
                                     DECHERT
                            4000 BELL ATLANTIC TOWER
                                1717 ARCH STREET
                             PHILADELPHIA, PA 19103
                            TELEPHONE: (215) 994-4000


                                NOVEMBER 9, 2001

                                   ----------

             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                  Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

================================================================================

--------------------------------------------------------------------------------
CUSIP NO. 85569R 104                   13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Starwood Mezzanine Investors, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)

         N/A
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
         2(d) OR 2(e)                                                        [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER

                                0 (See Item 5)
 NUMBERS OF            ---------------------------------------------------------
   SHARES              8        SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                       0
   EACH                ---------------------------------------------------------
 REPORTING             9        SOLE DISPOSITIVE POWER
PERSON WITH
                                0 (See Item 5)
                       ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
         0 (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES (See Instructions)                          [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (See Item 5)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         PN
--------------------------------------------------------------------------------



                                                              PAGE 2 OF 27 PAGES

--------------------------------------------------------------------------------
CUSIP NO. 85569R 104                   13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Starwood Mezzanine Holdings, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)

         N/A
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER

                                0
                       ---------------------------------------------------------
 NUMBERS OF            8        SHARED VOTING POWER
   SHARES
BENEFICIALLY                    0 (See Item 5)
  OWNED BY             ---------------------------------------------------------
    EACH               9        SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                     0
                       ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

                                0 (See Item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
         0 (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES (See Instructions)                          [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (See Item 5)
--------------------------------------------------------------------------------

14       TYPE OF REPORTING PERSON (See Instructions)

         PN
--------------------------------------------------------------------------------



                                                              PAGE 3 OF 27 PAGES

--------------------------------------------------------------------------------
CUSIP NO. 85569R 104                   13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Starwood Capital Group I, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)

         N/A
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
         2(d) OR 2(e)                                                        [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER

                                0
 NUMBERS OF            ---------------------------------------------------------
   SHARES              8        SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                       0 (See Item 5)
   EACH                ---------------------------------------------------------
 REPORTING             9        SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                       ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

                                0 (See Item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
         0 (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES (See Instructions)                          [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (See Item 5)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         PN
--------------------------------------------------------------------------------



                                                              PAGE 4 OF 27 PAGES

--------------------------------------------------------------------------------
CUSIP NO. 85569R 104                   13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         BSS Capital Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)

         N/A
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
         2(d) OR 2(e)                                                        [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER

                                0
 NUMBERS OF            ---------------------------------------------------------
   SHARES              8        SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                       0 (See Item 5)
   EACH                ---------------------------------------------------------
 REPORTING             9        SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                       ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

                                0 (See Item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
         0 (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES (See Instructions)                          [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (See Item 5)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         PN
--------------------------------------------------------------------------------



                                                              PAGE 5 OF 27 PAGES

--------------------------------------------------------------------------------
CUSIP NO. 85569R 104                   13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Sternlicht Holdings II, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)

         N/A
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
         2(d) OR 2(e)                                                        [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER

                                0
 NUMBERS OF            ---------------------------------------------------------
   SHARES              8        SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                       0 (See Item 5)
   EACH                ---------------------------------------------------------
 REPORTING             9        SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                       ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

                                0 (See Item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
         0 (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES (See Instructions)                          [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (See Item 5)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         CO
--------------------------------------------------------------------------------



                                                              PAGE 6 OF 27 PAGES

--------------------------------------------------------------------------------
CUSIP NO. 85569R 104                   13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         SOFI-IV SMT Holdings, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)

         N/A
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
         2(d) OR 2(e)                                                        [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER

                                34,388,338 (See Item 5)
 NUMBERS OF            ---------------------------------------------------------
   SHARES              8        SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                       0
   EACH                ---------------------------------------------------------
 REPORTING             9        SOLE DISPOSITIVE POWER
PERSON WITH
                                34,388,338 (See Item 5)
                       ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
         34,388,338 (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES (See Instructions)                          [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         39.7% (See Item 5)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         OO
--------------------------------------------------------------------------------



                                                              PAGE 7 OF 27 PAGES

--------------------------------------------------------------------------------
CUSIP NO. 85569R 104                   13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Starwood Opportunity Fund IV, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)

         N/A
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
         2(d) OR 2(e)                                                        [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER

                                0
 NUMBERS OF            ---------------------------------------------------------
   SHARES              8        SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                       34,388,338 (See Item 5)
   EACH                ---------------------------------------------------------
 REPORTING             9        SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                       ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

                                34,388,338 (See Item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
         34,388,338 (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES (See Instructions)                          [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         39.7% (See Item 5)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         PN
--------------------------------------------------------------------------------



                                                              PAGE 8 OF 27 PAGES

--------------------------------------------------------------------------------
CUSIP NO. 85569R 104                   13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         SOFI IV Management, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)

         N/A
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
         2(d) OR 2(e)                                                        [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Connecticut
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER

                                0
 NUMBERS OF            ---------------------------------------------------------
   SHARES              8        SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                       34,388,338 (See Item 5)
   EACH                ---------------------------------------------------------
 REPORTING             9        SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                       ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

                                34,388,338 (See Item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
         34,388,338 (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES (See Instructions)                          [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         39.7% (See Item 5)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         OO
--------------------------------------------------------------------------------



                                                              PAGE 9 OF 27 PAGES

--------------------------------------------------------------------------------
CUSIP NO. 85569R 104                   13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Starwood Capital Group, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)

         N/A
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
         2(d) OR 2(e)                                                        [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Connecticut
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER

                                0
 NUMBERS OF            ---------------------------------------------------------
   SHARES              8        SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                       34,396,338 (See Item 5)
   EACH                ---------------------------------------------------------
 REPORTING             9        SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                       ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

                                34,396,338 (See Item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
         34,396,338 (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES (See Instructions)                          [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         39.7% (See Item 5)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         OO
--------------------------------------------------------------------------------



                                                             PAGE 10 OF 27 PAGES

--------------------------------------------------------------------------------
CUSIP NO. 85569R 104                   13D
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Barry S. Sternlicht
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (See Instructions)

         OO, PF
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
         2(d) OR 2(e)                                                        [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER

                                1,536,887
 NUMBERS OF            ---------------------------------------------------------
   SHARES              8        SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                       34,396,338 (See Item 5)
   EACH                ---------------------------------------------------------
 REPORTING             9        SOLE DISPOSITIVE POWER
PERSON WITH
                                1,536,887
                       ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

                                34,396,338 (See Item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON
         35,933,225 (See Item 5)
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES (See Instructions)                          [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         41.5% (See Item 5)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------



                                                             PAGE 11 OF 27 PAGES

                        AMENDMENT NO. 13 TO SCHEDULE 13D

         This Amendment No. 13 to the Schedule 13D filed on November 29, 1993 (the "Schedule 13D"), as amended on January 13, 1994, February 9, 1994, March 15, 1994, March 22, 1996, September 26, 1996, January 22, 1997, March 18, 1998,
October 14, 1998, June 15, 1999, November 19, 1999, May 29, 2001 and November 7, 2001 is on behalf of Starwood Mezzanine Investors, L.P., a Delaware limited partnership ("Starwood Investors"), Starwood Mezzanine Holdings, L.P., a Delaware limited partnership ("Starwood Holdings"), Starwood Capital Group I, L.P., a Delaware limited partnership ("Starwood Capital"), BSS Capital Partners, L.P., a Delaware limited partnership ("BSS"), Sternlicht Holdings II, Inc., a Delaware corporation ("Sternlicht Holdings"), SOFI-IV SMT Holdings, L.L.C., a Delaware limited liability company ("SMT"), Starwood Opportunity Fund IV, L.P., a Delaware limited partnership ("SOFI IV"), SOFI IV Management, L.L.C., a Connecticut limited liability company ("SOFI IV Management"), Starwood Capital Group, L.L.C., a Connecticut limited liability company ("SCG") and Barry S. Sternlicht. This Amendment No. 13 is the final amendment with respect to Starwood Investors, Starwood Holdings, Starwood Capital, BSS and Sternlicht Holdings.

         Unless specifically amended and/or restated herein, the disclosure set forth in the Schedule 13D, as amended through Amendment No. 12, shall remain unchanged.

ITEM 1. SECURITY AND ISSUER.

         No amendment.

ITEM 2. IDENTITY AND BACKGROUND.

         No amendment.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No Amendment.

ITEM 4. PURPOSE OF TRANSACTION.

         The information previously furnished in response to Item 4 is hereby amended by adding at the end thereto the following:

         Certain of the Reporting Persons have sold an aggregate of 2,475,000 Shares of the Issuer in connection with the underwriters' option to acquire such Shares, pursuant to the Purchase Agreement dated as of October 30, 2001 among the Issuer, certain of the Reporting Persons listed on Schedule B thereto and the underwriters listed on Schedule A thereto as more fully described in Item 6.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         The information previously furnished in response to Item 5 is hereby amended and restated as follows:

         Based on information provided by the Issuer, the total number of Shares outstanding as of September 30, 2001 for purposes of calculating the percentage ownership of Shares for each Reporting Person equaled 86,568,767.

         (a) Aggregate Number and Percentage of the Class of Securities Identified Pursuant to Item 1 Beneficially Owned by Each Person Named in Item 2:

         As of November 9, 2001, Starwood Investors beneficially owned no
Shares.

         As of November 9, 2001, Starwood Holdings beneficially owned no Shares.



                                                             PAGE 12 OF 27 PAGES

         As of November 9, 2001, Starwood Capital beneficially owned no Shares.

         As of November 9, 2001, BSS beneficially owned no Shares.

         As of November 9, 2001, Sternlicht Holdings beneficially owned no
Shares.

         As of November 9, 2001, SMT beneficially owned 39.7% of the issued and outstanding Shares, or 34,388,338 Shares.

         As of November 9, 2001, SOFI IV may be deemed to have beneficially owned 39.7% of the issued and outstanding Shares, or 34,388,338 Shares, by virtue of being the sole member and manager of SMT. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of November 9, 2001, SOFI IV Management may be deemed to have beneficially owned 39.7% of the issued and outstanding Shares, or 34,388,338 Shares, by virtue of being the sole member and manager of SMT. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of November 9, 2001, SCG may be deemed to have beneficially owned 39.7% of the issued and outstanding Shares, or 34,396,338 Shares (which includes 8,000 Shares directly owned by this Reporting Person) by virtue of being a general manager of SOFI IV Management, which is the general partner of SOFI IV, which is the sole member and manager of SMT. This Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

         As of November 9, 2001, Barry S. Sternlicht may be deemed to have beneficially owned 39.7% of the issued and outstanding Shares, or 34,396,338 Shares (which excludes the number of Shares personally owned by Mr. Sternlicht as indicated below), by virtue of his control of SCG, which is the general manager of SOFI IV Management, which is the general partner of SOFI IV, which is the sole member and manager of SMT. This Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Mr. Sternlicht also personally owns an additional 1.8% of the issued and outstanding Shares or 1,536,887 Shares.

         (b) Number of Shares as to Which There is Sole Power to Vote or to Direct the Vote, Shared Power to Vote or to Direct the Vote, and Sole or Shared Power to Dispose or to Direct the Disposition:

         As of November 9, 2001:

         Starwood Investors and Starwood Holdings, a general partner of Starwood Investors, no longer have or share the power to vote and dispose of any Shares.

         Starwood Capital and BSS, the general partner of Starwood Capital, no longer share the power to vote and dispose of any Shares.

         Sternlicht Holdings, a general partner of BSS, no longer shares the power to vote and dispose of any Shares.

         SMT has the sole power to vote and dispose of 34,388,338 Shares. SMT does not share the power to vote or dispose of any Shares.

         By virtue of being the sole member and manager of SMT, SOFI IV shares the power to vote and dispose of 34,388,338 Shares. SOFI IV does not have the sole power to vote or dispose of any Shares.

         By virtue of being a general partner of SOFI IV, which is the sole member and manager of SMT, SOFI IV Management shares the power to vote and dispose of 34,388,338 Shares. SOFI IV Management does not have the sole power to vote or dispose of any Shares.



                                                             PAGE 13 OF 27 PAGES

         By virtue of being a general manager of SOFI IV Management, which is the general partner of SOFI IV, which is the sole member and manager of SMT, SCG shares the power to vote and dispose of 34,396,338 Shares. SCG does not have the sole power to vote or dispose of any Shares.

         By virtue of being the general manager of SCG (which is the general manager of SOFI IV Management, which is the general partner of SOFI IV, which is the general manager of SMT), Barry S. Sternlicht shares the power to vote and dispose of 34,396,338 Shares. Mr. Sternlicht has the sole power to vote or dispose of 1,536,887 Shares held personally by him.

         (c) Except as specified in Item 4 or as previously reported in the
Schedule 13D, no Reporting Person has effected any transactions in Shares during the 60 day period preceding November 9, 2001.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         No Amendment.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit No.       Description

         1 Joint Filing Agreement, dated as of November 9, 2001 among the Reporting Persons.



                                                             PAGE 14 OF 27 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 9, 2001.          STARWOOD MEZZANINE INVESTORS, L.P.

                                       By:   Starwood Capital Group I, L.P.
                                       Its:  General Partner

                                       By:   BSS Capital Partners, L.P.
                                       Its:  General Partner

                                       By:   Sternlicht Holdings II, Inc.
                                       Its:  General Partner


                                       By:   /s/ Jerome C. Silvey
                                             -----------------------------------
                                       Name: Jerome C. Silvey
                                       Its:  Executive Vice President and Chief
                                             Financial Officer



                                                             PAGE 15 OF 27 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 9, 2001.          STARWOOD MEZZANINE HOLDINGS, L.P.

                                       By:   Starwood Capital Group I, L.P.
                                       Its:  General Partner

                                       By:   BSS Capital Partners, L.P.
                                       Its:  General Partner

                                       By:   Sternlicht Holdings II, Inc.
                                       Its:  General Partner

                                       By:   /s/ Jerome C. Silvey
                                             -----------------------------------
                                       Name: Jerome C. Silvey
                                       Its:  Executive Vice President and Chief
                                             Financial Officer



                                                             PAGE 16 OF 27 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 9, 2001.          STARWOOD CAPITAL GROUP I, L.P.


                                       By:   BSS Capital Partners, L.P.
                                       Its:  General Partner

                                       By:   Sternlicht Holdings II, Inc.
                                       Its:  General Partner

                                       By:   /s/ Jerome C. Silvey
                                             -----------------------------------
                                       Name: Jerome C. Silvey
                                       Its:  Executive Vice President and Chief
                                             Financial Officer



                                                             PAGE 17 OF 27 PAGES

                                               SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 9, 2001.          BSS CAPITAL PARTNERS, L.P.


                                       By:   Sternlicht Holdings II, Inc.
                                       Its:  General Partner


                                       By:   /s/ Jerome C. Silvey
                                             -----------------------------------
                                       Name: Jerome C. Silvey
                                       Its:  Executive Vice President and Chief
                                             Financial Officer



                                                             PAGE 18 OF 27 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 9, 2001.          STERNLICHT HOLDINGS II, INC.


                                       By:   /s/ Jerome C. Silvey
                                             -----------------------------------
                                       Name: Jerome C. Silvey
                                       Its:  Executive Vice President and Chief
                                             Financial Officer



                                                             PAGE 19 OF 27 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 9, 2001.          SOFI-IV SMT HOLDINGS, L.L.C.

                                       By:   Starwood Opportunity Fund IV, L.P.
                                       Its:  Sole Member and Manager

                                       By:   SOFI IV Management, L.L.C.
                                       Its:  General Partner

                                       By:   Starwood Capital Group, L.L.C.
                                       Its:  General Manager

                                       By:   /s/ Jerome C. Silvey
                                             -----------------------------------
                                       Name: Jerome C. Silvey
                                       Its:  Executive Vice President and Chief
                                             Financial Officer



                                                             PAGE 20 OF 27 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 9, 2001.          STARWOOD OPPORTUNITY FUND IV, L.P.

                                       By:   SOFI IV Management, L.L.C.
                                       Its:  General Partner

                                       By:   Starwood Capital Group, L.L.C.
                                       Its:  General Manager

                                       By:   /s/ Jerome C. Silvey
                                             -----------------------------------
                                       Name: Jerome C. Silvey
                                       Its:  Executive Vice President and Chief
                                             Financial Officer



                                                             PAGE 21 OF 27 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 9, 2001.          SOFI IV MANAGEMENT, L.L.C.

                                       By:   Starwood Capital Group, L.L.C.
                                       Its:  General Manager


                                       By:   /s/ Jerome C. Silvey
                                             -----------------------------------
                                       Name: Jerome C. Silvey
                                       Its:  Executive Vice President and Chief
                                             Financial Officer



                                                             PAGE 22 OF 27 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 9, 2001.          STARWOOD CAPITAL GROUP, L.L.C.


                                       By:   /s/ Jerome C. Silvey
                                             -----------------------------------
                                       Name: Jerome C. Silvey
                                       Its:  Executive Vice President and Chief
                                             Financial Officer



                                                             PAGE 23 OF 27 PAGES

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of November 9, 2001.

                                       By:   /s/ Barry S. Sternlicht
                                             -----------------------------------
                                       Name: Barry S. Sternlicht



                                                             PAGE 24 OF 27 PAGES